Delux Capital Group, LLC

CODE OF ETHICS

This document constitutes the Code of Ethics (this “Code”) of Delux Capital Group, LLC (the “Firm,” “we,” or “us”) as required by Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 of the Advisers Act of 1940, as amended (the “Advisers Act”).  Set forth below are the standards of business conduct that are required of each of our supervised persons, which standards reflect our fiduciary obligations and those of such persons.  Each of our supervised persons are expected to act in a manner that fully complies with these standards and the Federal securities laws at all times and that otherwise is premised on fundamental principles of openness, honesty, integrity1, fairness2, trust and professionalism.  As a Firm, we place an extremely high value on ethical conduct and challenge our supervised persons to live up to not only the letter of the law, but also to the spirit thereof and the ideals of our organization.

(NOTE: Please initial each of the Standards of Business Conduct set forth below to acknowledge your review and understanding thereof.  If you have questions regarding any of the Standards of Business Conduct, please contact the Firm’s Chief Compliance Officer.)

(_____)

Acknowledgment of Receipt and Review of Code of Ethics By “Supervised Persons”.

The Firm shall provide each of our supervised persons3 with a copy of this Code of Ethics and any amendments hereto and each of the Firm’s supervised persons shall provide us with a written acknowledgment of their receipt of this Code of Ethics and any amendments as well as an annual acknowledgement of such supervised person’s compliance therewith.  We shall keep and preserve such written acknowledgements as part of our books and records for a minimum of five (5) years after an individual ceases to be a supervised person.

(_____)

Initial and Ongoing Periodic Reporting of Securities Holdings and Transactions By “Supervised Persons” Who Are Also “Access Persons”.

       Each supervised person of the Firm that is also an “access person”4 must provide the following initial and ongoing periodic reports to the Firm’s Chief Compliance Officer:

(a)

Initial and Annual Statement of Securities Holdings.

  A complete report of such access person’s securities holding no later than ten (10) days after such person becomes an access person and at least once a year thereafter.  The information on such report must be current as of a date that is no more than forty-five (45) days prior to the date such person becomes an access person or the annual statement is submitted (as the case may be).

(b)

Monthly/Quarterly Transaction Reports.

   Copies of (or duplicate) trade confirmations and account statements for all investment accounts in which they have a direct or indirect financial interest5 or over which they have direct or indirect investment control within twenty (20) days after the end of each calendar month (or, if statements are not prepared on a monthly basis for a particular account, within twenty (20) days after the end of each calendar quarter for such account).

(_____)

No Transactions With Clients.

Supervised persons are not permitted to knowingly sell to, or purchase from, a client any security or other property, except securities issued by such client.

(_____)

Periodic Review of Personal Securities Reports of Access Persons. Supervised persons that are “access persons” shall have their personal securities transaction and holding reports periodically reviewed to, among other things:

(a)

assess whether they have followed the Firm’s internal policies and procedures;

(b)

compare their personal trading to any restricted lists maintained by the Firm;

(c)

determine whether clients are receiving terms as favorable as those obtained by such access persons when trading the same security;

(d)

determine if client accounts with the same objectives as such access persons have obtained a similar or better quality of performance and a similar or better percentage of profitable trades;

(e)

identify any improper trades or patterns of trading;

(f)

assess whether any individual’s personal securities holdings may present a conflict of interest for purposes of assigning new securities analyses to be undertaken by such supervised person.

(_____)

Maintenance of List of Access Persons.

The Firm shall maintain and keep current at all times a detailed list identifying who is considered to be an access person of the Firm.  Such list of access persons must include every person who was an access person at any time within the past five (5) years, even if some of them are no longer access persons.

(_____)

No Dishonest Conduct or False or Misleading Statements.  Supervised persons shall not engage in any conduct involving dishonesty, fraud, deceit, or commit any act that might reflect poorly on their or the Firm’s integrity, trustworthiness, or professional competence.  Supervised persons shall not knowingly make any statement that misrepresents facts relating to investment analyses, recommendations, actions, or otherwise.  Any oral or written statements, including those made to clients, prospective clients, their representatives, or the media by supervised persons, must be accurate, balanced and not misleading (in fact or by omission).  Supervised persons shall not engage in any manipulative practice with respect to a client or security, including, without limitation, price manipulation.  Supervised persons must not attempt to bribe or otherwise improperly influence a government official.

(_____)

Maintenance of a Restricted List.

The Firm shall maintain a list of issuers of securities that:

(a)

the Firm and/or its supervised persons are analyzing or recommending for client transactions;

(b)

the Firm and/or its supervised persons are purchasing or selling for one or more client accounts; or

(c)

about which the Firm and/or its supervised persons are in possession of material, non-public information (collectively, the “Restricted List”).

(_____)

Prohibition on Trading Securities on the Restricted List.

Supervised persons may not trade in securities on the then current Restricted List without first obtaining the prior written approval of the Company’s Chief Compliance Officer.

(_____)

No “Front-Running”.

Supervised persons shall not trade securities in their personal account(s), accounts of their family members or affiliates or any other account(s) in which they have a direct or indirect financial interest, within two (2) business days before or on the same business day as trading the same securities for clients (a “Black-Out Period”), thereby potentially receiving better prices (i.e., front-running).  Any exceptions to this restriction on trading during a Black-Out Period must be made in advance thereof by written approval of the Firm’s Chief Compliance Officer.

(_____)

Compliance With Investment Guidelines.

   If a supervised person is responsible for managing a portfolio to a specific mandate, strategy, or style, he or she will only make investment recommendations or take investment actions that are consistent with the stated objectives, and constraints of the applicable portfolio, including, without limitation, any investment guidelines or restrictions applicable to such account.

(_____)

Diligence6 and Truthfulness In Investment Recommendations. Supervised persons shall exercise diligence, truthfulness, independence and thoroughness in conducting investment analyses, making investment recommendations, and taking investment actions and shall have a reasonable and adequate basis, supported by appropriate research and investigation, for making any investment analyses, recommendation, and taking any action.  Supervised persons shall create and maintain appropriate records to support their investment analyses, recommendations, actions, performance, and other investment-related communications with clients and prospective clients.  Upon request, supervised persons shall disclose to clients and prospective clients the basic format and general principles of the investment processes by which investments are analyzed, securities are selected, and portfolios are constructed and shall promptly disclose any changes that might materially affect those processes.  Supervised persons shall use their best reasonable judgment in identifying which factors are important to client investment analyses, recommendations, or actions and, as warranted, include those factors in communications with clients and prospective clients.

(_____)

Conflicts of Interest.

      Supervised persons shall make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with their respective duties to the Firm, its clients, or its prospective clients.  In addition, supervised persons shall not recommend, implement or consider any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material financial or other interest that such supervised person has or may acquire in the issuer or its affiliates to the Firm’s Chief Compliance Officer.  If the Firm’s Chief Compliance Officer deems the disclosed interest to present a material conflict, the supervised person may not participate in any decision-making process regarding the securities of that issuer.  For example, if a Firm research analyst has a material interest in an issuer, the Firm may decide to assign a different analyst to cover such issuer.  Supervised persons shall ensure that disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

(_____)

No Representations Regarding Performance..

Supervised persons shall not make or imply any assurances or guarantees regarding any investment except to communicate accurate information regarding the characteristics and terms of the applicable investment instruments and the issuers’ obligations under such instruments.  When supervised persons communicate investment performance information, they shall use their best reasonable efforts to ensure that it is fair, accurate, and complete and that it contains adequate disclaimers and otherwise complies with the Advisers Act.

(_____)

No Misuse of Non-Public Information.

Any supervised person in possession of material, non-public information related to an investment, securities on the Restricted List, or a specific issuer shall not act, or cause others to act, on the information, or pass that information along to (i.e., “tip”) any other person unless and until that information becomes publicly available.  Supervised persons shall otherwise comply with the provisions of the Company’s insider trading policies and restrictions designed to prevent the misuse in violation of the Advisers Act or the Securities Exchange Act of 1934, as amended, and the rules or regulations thereunder.

(_____)

Safeguarding of Securities Recommendations and Sensitive Client Information.

Supervised persons shall keep strictly confidential information about the Firm’s securities recommendations and its current, former, and prospective clients and their securities holdings and transactions except if:

(a)

such information is disclosed on a need-to-know basis between supervised persons within the Firm or persons outside the Firm who provide needed services to the Firm for the account of the applicable client or prospective client;

(b)

the information concerns illegal activities on the part of the client or prospective client;

(c)

disclosure is required by the legal and/or the regulatory process, or

(d)

the client or prospective client provides written permission allowing disclosure of the information.

(_____)

Maintaining the Priority of Firm and Client Interests.

Supervised persons shall at all times place the interests of the Firm and its clients before their own and are reminded that investment opportunities must be offered first to clients before the Firm or its supervised persons may act on them.  Supervised persons shall not deprive the Firm or its clients of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to the Firm or its clients.

(_____)

Identification of Brokerage Accounts; Limitations on the Number of Brokerage Accounts.

Supervised persons must provide the Firm’s Chief Compliance Officer with account information (both initially and at the time of any changes thereto) with respect to each brokerage account in which he or she has an financial interest.  Supervised persons must not own direct or indirect financial interests in more than two (2) brokerage accounts (excluding accounts for minors and retirement accounts) without first obtaining prior written approval from the Firm’s Chief Compliance Officer.

(_____)

Prohibitions on Short-Term Trading, Late Trading and Market Timing Transactions.

    Supervised persons shall not engage in any of the following types of transactions:

(a)

short-term trading (i.e., a purchase and sale within thirty (30) days) in the same security without the prior written approval of the Firm’s Chief Compliance Officer;

(b)

late trading (i.e., accepting and/or making trades after the market has closed based on the NAV determined at market close) at any time; or

(c)

market timing transactions (i.e., excessive trading in an attempt to profit from changes in the value of certain assets held by a fund on a given day that are not yet reflected in the fund’s NAV) at any time.

In addition, the Firm discourages supervised persons from engaging in frequent and/or excessive personal trading in general because it may provide a potential distraction from properly servicing Firm clients.

(_____)

Compliance with Firm’s Policies and Procedures.

Supervised persons shall comply with this Code and all of the Firm’s other policies and procedures (whether contained herein, in employee handbooks or in other policy and/or procedure compilations) to the extent that there is no conflict with applicable laws, rules, and regulations.

(_____)

Compliance with Applicable Laws.

Supervised persons shall endeavor to understand and at all times comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or professional association governing professional activities.  Supervised persons shall not knowingly participate or assist in, and shall dissociate themselves from, any violation of such laws, rules, or regulations.

(_____)

Periodic Review of Code of Ethics.

     The Firm and its compliance personnel shall periodically review this Code of Ethics as well as review any reports made pursuant to it.  The nature, timing and scope of such periodic reviews will be as set forth in the Firm’s Compliance Manual as it may be amended from time to time.

(_____)

No Gifts or Other Compensation.

Supervised persons shall not offer, solicit, or accept any gift, benefit, loan (or equivalent thereof), compensation or consideration that could be reasonably expected to compromise their own or another’s independence or objectivity.  Supervised persons shall not accept gifts, benefits, loans (or the equivalent thereof), compensation, or consideration that compete with, or might reasonably be expected to create a conflict of interest with the Firm or any of its clients unless they obtain prior written consent from the Firm’s Chief Compliance Officer.  Gifts of nominal value, customary business meals, routine non-extravagant entertainment events (e.g., sporting events) and promotional items (e.g., pens, mugs, T-shirts) may be accepted.  All gifts received by an access person that might violate this Code of Ethics must be promptly reported to the Firm’s Chief Compliance Officer.

(_____)

Referral Fees.

Supervised persons must disclose to the Firm’s Chief Compliance Officer, clients and prospective clients, any compensation, consideration or benefit received from, or paid to, others for the recommendation of investments, products or services.

(_____)

No Financial Interest In Competitors.

Supervised persons shall not acquire or hold a direct or indirect financial or other interest in a competitor without obtaining the prior written approval of the Firm’s Chief Compliance Officer.

(_____)

Public Company Directorships.

Supervised persons may not serve as a director or officer of a publicly traded company without obtaining the prior written consent of the Firm’s Chief Compliance Officer.

(_____)

Communications on Firm Letterhead; Proper Use of Firm Assets.    All communications on Firm letterhead (e.g., letters, e-mails, faxes, etc.) or that otherwise indicate that they are of a business (as opposed to purely personal) nature must relate solely to official Firm business and permitted activities unless otherwise approved in advance in writing by the Firm’s Chief Compliance Officer.  All supervised persons shall protect the Firm’s assets and ensure their effective use.  Such assets should be used only for legitimate Firm purposes and misuse thereof by a supervised person may be considered theft and result in termination and/or criminal prosecution.

(_____)

No Undue Influence.  Access Persons shall not cause or attempt to cause any Firm client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such access person.  If an access person stands to materially benefit from an investment decision for a Firm client that the access person is recommending or participating in, the access person must disclose, to both the Firm’s Chief Compliance Officer and those persons with authority to make investment decisions on behalf of the applicable client(s), the full nature of the beneficial interest that the access person has in such security, any derivative security of such security or the issuer of such security, if the decision could create a material benefit to the access person or the appearance of impropriety.  The client representative(s) to whom the access person reports the interest, in consultation with the Firm’s Chief Compliance Officer, must determine whether or not the access person will be restricted in making investment decisions in respect of the subject security.

(_____)

Trading Restrictions on IPOs and Private Placements.   Access persons shall not invest in IPO’s prior to secondary trading without obtaining the prior written consent of the Firm’s Chief Compliance Officer, and must receive pre-clearance from the Firm’s Chief Compliance Officer in order to invest or otherwise acquire an ownership interest in private placements.  The record of each such decision by the Firm’s Chief Compliance Officer approving any such transaction(s) shall be preserved and kept with the Company’s books and records for a minimum of five (5) years thereafter.

(_____)

Duty to Report Violations; No Retaliation.

Supervised persons must promptly report any observed violations of this Code of Ethics to the Firm’s Chief Compliance Officer and cooperate in any Firm investigation(s) of possible violation(s) of this Code or any of the Firm’s other policies or procedures.  No supervised person shall retaliate against another supervised person for reporting a potential violation of this Code or any of the Firm’s other policies or procedures or for reporting any integrity concern(s). The Firm shall keep a record of any violation(s) of this Code and actions taken as a result of any such violation(s) with its books and records in a manner that complies with the Advisers Act.

(_____)

Duty of Loyalty to the Firm.

     Supervised persons must act at all times for the benefit of the Firm and not deprive the Firm of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to the Firm.  Supervised persons owe a duty to the Firm to advance the Firm’s legitimate business interests when the opportunity to do so arises.  Supervised persons are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Firm has already been offered the opportunity and has turned it down.  More generally, supervised persons are prohibited from using corporate property, information or position for personal gain or competing with the Firm.

(_____)

No Discrimination or Harassment.

The Firm’s focus in personnel decisions is on merit and contribution to the Firm's success.  Concern for the personal dignity and individual worth of every person in the Firm is an indispensable element in the standard of conduct that we have set for ourselves.  The Firm affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance.  This means equal opportunity in regard to each individual's terms and conditions of employment.  We will not tolerate or condone any type of discrimination prohibited by law, including harassment.

(_____)

Responsibilities of Supervisors To Detect and Prevent Violations. Persons in the Firm with supervisory responsibility shall make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and this Code and any other Firm policies or procedures by anyone subject to their supervision or authority.

(______)

Satisfaction of Fiduciary Duty to Clients.

Supervised persons shall at all times act in a manner that fully satisfies their and the Firm’s fiduciary duty to its clients.  Specifically, Section 206 of the Advisers Act has been held to impose a fiduciary duty on investment advisers by operation of law.  The purpose of this duty is to eliminate actual and potential conflicts of interest between the Firm and its clients and to prevent the Firm or any of its supervised persons from overreaching or taking unfair advantage of a client’s trust.

As a fiduciary, the Firm and its supervised persons owe its clients more than honesty and good faith alone. Rather, the Firm and its supervised persons have an affirmative duty of due care7 and a duty of loyalty to clients that requires them to act in the utmost good faith to and solely in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where the Firm’s or its supervised persons’ interests may conflict with a client’s interests.  In pursuit of this duty, the Firm and its supervised persons must at all times act in its clients’ best interests, and their conduct will be measured against a higher standard of conduct than that applied to mere commercial transactions.  In particular, the Firm and its supervised persons must be sensitive to the possibility of rendering less than disinterested advice, whether consciously or unconsciously, and may be faulted even where they did not intend to injure a client or even if a client does not suffer a monetary loss.  No supervised person shall favor one client over another (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts of close friends or relatives of a supervised person over non-related accounts, etc.).

Among the specific obligations that the SEC has indicated flow from the Firm’s and its supervised persons’ fiduciary duty to its clients are:

(a)

A duty to have a reasonable, independent basis for its investment advice;

(b)

A duty to obtain best execution for clients’ securities transactions where the Firm is in a position to direct brokerage transactions;

(c)

A duty to ensure that any investment advice proffered to a client is suitable to such client’s objectives, needs and circumstances;

(d)

A duty to refrain from effecting personal securities transactions inconsistent with client interests; and

(e)

A duty to be loyal to clients.

(_____)

Maintenance of Standards of Professionalism.   All supervised persons shall:

(a)

act with integrity, objectivity8 and in a dignified and ethical manner;

(b)

place the interests of the Firm and its clients and prospective clients above their own personal interests;

(c)

execute their positions with the Firm in a professional manner;

(d)

maintain and improve their professional competence9;

(e)

seek to preserve the integrity of the capital markets in which they transact business; and

(f)

exercise independent professional judgment when undertaking investment actions.

(_____)

Sanctions.

If the Firm’s Chief Compliance Officer determines that an access person has committed a violation of this Code of Ethics, the Firm may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fines, civil referral to the SEC and, in certain cases, criminal referral.  The Firm may also require the offending access person to reverse any trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the Firm in its sole and absolute discretion.  Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

(_____)

Exceptions.

Exceptions to this Code of Ethics will rarely, if ever, be granted.  However, the Firm’s Chief Compliance Officer may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse.  All exceptions shall be solicited and issued in writing.

*

*

*

*

*

#

ACKNOWLEDGEMENT

I hereby acknowledge that I have received a copy of and have read and understand the Code of Ethics to which this Acknowledgement is attached (as evidenced by my initials next to each Standard of Business Conduct contained therein).  I acknowledge that I have been in compliance with the attached Code of Ethics at all times during my employment with Delux Capital Group, LLC (the “Firm”).  I further acknowledge that I have complied with the Firm’s requirements regarding personal securities transactions and holdings and have provided all required information regarding any such transactions and holdings.

Employee’s signature:

_________________________________

Employee’s Name:

__________________________________

(Please Print)

Date:

_______________________

Footnotes

1Integrity demands honesty and candor within the constraints of client confidentiality.  Integrity should never be subordinated to personal gain and advantage.  Within the characteristic of integrity, allowance can be made for innocent error and legitimate difference of opinion; but integrity cannot typically co-exist with deceit or subordination of one’s principles.

2Fairness requires impartiality and disclosure(s) of conflict(s) of interest(s).  It involves the subordination of one’s own feelings, prejudices, and desires so as to achieve a proper balance of potentially conflicting interests.

3For purposes of this Code of Ethics, a “supervised person” is any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

4For these purposes, “access person” means a supervised person who (a) has access to non-public information regarding clients’ purchase(s) or sale(s) of securities, (b) is involved in making securities recommendations to clients, or (c) has access to such recommendations that are non-public.

5For purposes of this Code, a “financial interest” is an ownership interest in an equity or a debt security issued by an entity, including rights and obligations to acquire such an interest and derivatives directly related to such interest.  A “direct financial interest” is a financial interest: (a) owned directly by an individual or entity (including those managed on a discretionary basis by others); (b) under the control of an individual or entity (including those managed on a discretionary basis by others); or (c) beneficially owned through an investment vehicle, estate, trust, or other intermediary when the beneficiary either (i) controls the intermediary or (ii) has the authority to supervise or participate in the intermediary’s investment decisions.  An “indirect financial interest” is a financial interest beneficially owned through an investment vehicle, estate, trust, or other intermediary when the beneficiary neither controls the intermediary nor has the authority to supervise or participate in the intermediary’s investment decisions.  A financial interest is “beneficially owned” when an individual or entity is not the record owner of the interest but has a right to some or all of the underlying benefits of ownership. These benefits include the authority to direct the voting or the disposition of the interest or to receive the economic benefits of the ownership of the interest.  As used herein, the term “control” includes situations where the supervised person, individually or acting together with others, has the ability to exercise such control.

6Diligence is the provision of services in a reasonably prompt and thorough manner.  Diligence also includes proper planning for and supervision of the rendering of professional services.  Diligence imposes upon supervised persons the responsibility to render services promptly and carefully, to be thorough, and to observe applicable technical and ethical standards.

7The quest for excellence is the essence of due care.  Due care requires a supervised person to discharge professional responsibilities with competence and diligence.  It imposes the obligation to perform professional services to the best of a supervised person's ability with concern for the best interest of those for whom the services are performed and consistent with the profession's responsibility to the public.  Due care requires a supervised person to plan and supervise adequately any professional activity for which he or she is responsible.

8The principle of objectivity imposes the obligation to be impartial, intellectually honest, and free of conflicts of interest.

9Competence is derived from a synthesis of education and experience.  One is generally considered to be competent only when he or she has attained and maintains an adequate level of knowledge and skill, and applies that knowledge effectively in providing services to clients.  Competence also includes the wisdom to recognize the limitations of one’s knowledge and when consultation with other parties or client referral is appropriate.  In addition to assimilating the common body of knowledge required and acquiring the necessary experience, in order to ensure competency, a supervised person must also make a continuing commitment to learning and professional improvement.  Each supervised person is responsible for assessing his or her own competence and evaluating whether education, experience, and judgment are adequate for the responsibility to be assumed.

#